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NV Energy Increases Quarterly Dividend 12 Percent

LAS VEGAS, February 7, 2013 - NV Energy, Inc. (NYSE: NVE) announced that its board of directors today declared a cash dividend of $0.19 per share, payable on March 20, 2013 to shareholders of record on March 5, 2013. This represents a 12 percent increase compared to the most recent quarterly dividend of $0.17 per share, paid on December 19, 2012.

“Today’s increase reflects the board’s confidence in NV Energy’s financial condition and the dividend growth policy we announced last year,” said Michael Yackira, president and chief executive officer of NV Energy. “In the future, the board intends to review the dividend payout annually in the first quarter.”

Headquartered in Las Vegas, Nevada, NV Energy, Inc. is a holding company with principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, doing business as NV Energy. Serving a combined service territory of nearly 46,000 square miles, NV Energy provides a wide range of energy services and products to approximately 2.4 million citizens of Nevada and nearly 40 million tourists annually.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the future performance of NV Energy, Inc. and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy. Forward-looking statements include earnings guidance and estimates or forecasts of operating and financial metrics.  These statements reflect current expectations of future conditions and events and as such are subject to a variety of risks, uncertainties and assumptions that could cause actual results to differ materially from current expectations. These risks,  uncertainties and assumptions  include, but are not limited to, NV Energy Inc.'s ability to maintain access to the capital markets, NV Energy Inc.'s ability to receive dividends from its subsidiaries, the financial performance of NV Energy Inc.'s subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy, and the discretion of NV Energy Inc.'s Board of Directors with respect to the payment of future dividends based on its periodic review of factors that ordinarily affect dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions, regulatory factors, and dividend restrictions in NV Energy Inc.'s and its subsidiaries' financing agreements. For Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy, these risks and uncertainties include, but are not limited to, future economic conditions both nationally and regionally, changes in the rate of industrial, commercial and residential growth in their service territories, their ability to procure sufficient renewable energy sources in each compliance year to satisfy the Nevada Renewable Energy Portfolio Standard, changes in environmental laws and regulations, construction risks, including but not limited to those associated with the ON Line project, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, employee workforce factors, unseasonable weather, drought, wildfire and other natural phenomena, explosions, fires, accidents, mechanical breakdowns that may occur while operating and maintaining an electric and natural gas system,  their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company d/b/a NV Energy, financial market conditions, and unfavorable rulings in their pending and future regulatory filings. Further risks, uncertainties and assumptions that may cause actual results to differ from current expectations pertain to weather conditions, customer and sales growth, plant outages, operations and maintenance expense,   depreciation and allowance for funds used during construction, interest rates and expense, cash flow and regulatory matters.  Additional cautionary statements regarding other risk factors that could have an effect on the future performance of NV Energy, Inc., Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy are contained in their Annual Reports on Form 10-K for the year ended December 31, 2011, and quarterly reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012, and September 30, 2012 each filed with the Securities and Exchange Commission. NV Energy Inc., Nevada Power Company and Sierra Pacific Power Company both d/b/a NV Energy undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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